Contact: Stephen Purtell Senior Vice President Investor Relations, Treasury and Strategy +1-972-595-5180 investors@sftp.com

Six Flags Announces Fourth Quarter and Full Year 2020 Performance

Cash Outflow for Fourth Quarter 2020 Better than Expectations

Company Provides Update on Transformation Plan

ARLINGTON, Texas — February 24, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported a decline in revenue and earnings, as anticipated, for fourth quarter and full year 2020 as compared to the same periods in 2019. Because of limited park operating schedules and capacity restrictions caused by the COVID-19 pandemic, total attendance for full year 2020 declined 79% compared to 2019. This loss of attendance was partially offset by higher guest spending per capita. The company continues to maintain a cautious and safety-first approach to operating its parks to ensure compliance with social distancing and other safety measures, in accordance with local health and government guidelines. In addition, the company continues to make progress implementing its transformation plan to modernize the guest experience and to reinvigorate long-term profit growth.

Attendance trends in 2020 continued to improve over the course of the year, increasing from 35% of prior year levels in the third quarter to 51% in the fourth quarter,1 for the parks that were open. Several of the company’s parks modified their operations by providing drive-through or walk-through experiences for the holiday season, and the company’s parks in Mexico were able to operate for a portion of the quarter. As a result, every park that was open in December 2019 was able to open in some capacity during December 2020.

“I am extremely proud of the way our team members responded in a challenging year. They found innovative ways to safely operate our parks and entertain millions of guests in the face of the pandemic,” said Mike Spanos, President and CEO. “Our focus is to open all of our parks for the 2021 season and be prepared to satisfy the pent-up demand we anticipate for outdoor entertainment close to home.”

“We continue to make progress on our transformation plan to modernize the guest experience and operate as a more efficient company, enabled by technology. I feel confident that we will see significant benefits beginning in 2021,” continued Spanos. “We expect the transformation to result in meaningful profit growth once our plan is fully executed and we are back in a more normal operating environment.”

Fourth Quarter 2020 Highlights

●	Attendance was 2.2 million guests, a decline of 4.0 million guests from fourth quarter 2019. This represented 35% of prior year total attendance, and approximately 51% of prior year attendance at the parks that were open, relative to the comparable prior year period. A schedule of comparable operations for the fourth quarter is set forth in Schedule A of this release.
●	Total Revenue was $109 million, a decline of $152 million from fourth quarter 2019.
●	Net loss was $86 million, a decline of $75 million from fourth quarter 2019.
●	Adjusted EBITDA[2] was a loss of $39 million, including $19 million of litigation reserve increases, a decline of $111 million from fourth quarter 2019.
●	Net cash outflow for the quarter was $56 million, an average of $19 million per month.

Full Year 2020 Highlights

●	Attendance was 6.8 million guests, a decline of 26.0 million guests from full year 2019.
●	Total Revenue was $357 million, a decline of $1,131 million from full year 2019.
●	Net loss was $423 million, a decline of $602 million from full year 2019.
●	Adjusted EBITDA was a loss of $231 million, a decline of $758 million from full year 2019.
●	Net cash outflow for the year, excluding the net impact of financing raised, dividends paid, and pre-payment of debt, was $331 million, an average of $28 million per month.

Fourth Quarter 2020 Results

(In millions, except per share and per capita amounts)	Three Months Ended
	December 31, 2020	December 31, 2019	Percentage Change (%)
Total revenues	$109	$261	(58)%
Net loss attributable to Six Flags Entertainment Corporation	$(86)	$(11)	N/M
Loss per share, diluted	$(1.00)	$(0.13)	N/M
Adjusted EBITDA	$(39)	$72	N/M
Attendance	2.2	6.1	(65)%
Total guest spending per capita	$47.00	$40.22	17%
Admissions spending per capita	$27.28	$23.60	16%
In-park spending per capita	$19.72	$16.62	19%

In fourth quarter 2020, the company generated $109 million of revenue with attendance of 2.2 million guests, a net loss of $86 million, and an Adjusted EBITDA loss of $39 million. The net loss and Adjusted EBITDA loss include an increase in reserves of approximately $19 million. The total amount recorded reflects management’s estimate of the probable outcome of a legacy class action lawsuit. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $5 million of non-recurring costs related to the transformation plan, including $3 million of employee termination costs and $2 million of consulting costs.

The decrease in attendance was due to the temporary pandemic-related limitations on park operations at several of the company’s parks, and capacity restrictions at the parks that were open. Four parks provided drive-through or walk-through only experiences for the holiday season, and the company’s parks in Mexico were open for only a portion of the quarter.

The decrease in revenue was primarily a result of decreased attendance, offset by improved guest spending per capita. The decrease in revenue was also attributable to an $8 million reduction in sponsorship, international agreements, and accommodations revenue, primarily related to the suspension of most sponsorship revenue while certain parks were not operating and the pandemic-related suspension of the majority of the company’s accommodations operations. The company partially offset the decrease in revenue by implementing cost savings measures during the quarter.

The improvement in admissions spending per capita for fourth quarter 2020 was primarily due to recurring monthly membership revenue from members who retained their memberships following the initial 12-month commitment period, and an increase in the mix of single-day guests. In-park spending per capita in fourth quarter 2020 increased due to a higher mix of single-day guests, who tend to spend more per visit. In addition, revenue from recurring monthly all season membership products, such as the all season dining pass, from members who retained their memberships following the initial 12-month commitment period contributed to the in-park spending per capita increase.

Full Year 2020 Results

(In millions, except per share and per capita amounts)	Year Ended
	December 31, 2020	December 31, 2019	Percentage Change (%)
Total revenues	$357	$1,488	(76)%
Net (loss) income attributable to Six Flags Entertainment Corporation	$(423)	$179	N/M
(Loss) earnings per share, diluted	$(4.99)	$2.11	N/M
Adjusted EBITDA	$(231)	$527	N/M
Attendance	6.8	32.8	(79)%
Total guest spending per capita	$48.45	$42.37	14%
Admissions spending per capita	$29.85	$24.86	20%
In-park spending per capita	$18.60	$17.51	6%

For full year 2020, the company generated revenue of $357 million with attendance of 6.8 million guests, a net loss of $423 million, and an Adjusted EBITDA loss of $231 million. The net loss and Adjusted EBITDA loss include an increase in reserves of $32 million related to certain litigation matters, inclusive of the $19 million increase in reserves taken in the fourth quarter. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $35 million of non-recurring costs related to the company’s transformation plan, including $4 million in employee termination costs, $20 million in consulting costs, and $10 million in non-cash write-offs of ride assets.

The decrease in attendance was primarily due to the temporary pandemic-related suspension of park operations beginning in March 2020, and limited attendance at the parks that were open. The company resumed operations at many of its parks on a staggered basis near the end of second quarter 2020 using a cautious and phased approach, which included limiting attendance to encourage social distancing. In fourth quarter 2020, four parks provided drive-through or walk-through only experiences for the holiday season, and the company’s parks in Mexico were open for only a portion of the quarter.

The decrease in revenue was primarily the result of the decrease in attendance, offset by improved guest spending per capita. The decrease in revenue was also attributable to a $70 million reduction in sponsorship, international agreements, and accommodations revenue primarily related to the previously announced terminations of the company’s contracts in China and Dubai, which generated revenue in 2019; the suspension of most sponsorship revenue; and the pandemic-related suspension of the majority of the company’s accommodations operations. The company partially offset the decrease in revenue by implementing cost savings measures during the year.

The improvement in admissions spending per capita for 2020 was primarily due to recurring monthly membership revenue from members who retained their memberships following the initial 12-month commitment period, and an increase in the mix of single-day guests. In-park spending per capita in 2020 increased due to a higher mix of single-day guests, who tend to spend more per visit. In addition, revenue from recurring monthly all season membership products, such as the all season dining pass, from members who retained their memberships following the initial 12-month commitment period contributed to the in-park spending per capita increase. These increases were partially offset by lower total guest spending per capita from attendance at the company’s drive-through Safari and drive-through Holiday in the Park events in California, Illinois and Massachusetts, which offered limited in-park spending opportunities.

Active Pass Base

The company extended the use of all 2020 season passes through the end of 2021 and offered members the option to pause payments on their current membership through spring 2021. The company is also offering higher-tiered benefits to members that elect to maintain their current payment schedule. As anticipated, the company sold significantly fewer season passes and memberships while many of its parks remained closed, compared to the same period in 2019. As a result, the Active Pass Base, which includes all members and season pass holders, decreased 51% as of the end of fourth quarter 2020 compared to fourth quarter 2019. The Active Pass Base included 1.7 million members as of the end of 2020, compared to 2.6 million members as of the end of 2019. It also included 2.1 million traditional season pass holders compared to 5.1 million season pass holders at the end of 2019. The Active Pass Base as of December 31, 2020, was approximately flat compared to the active base as of September 30, 2020, and approximately 19% of members had elected to pause their memberships as of December 31, 2020.

Deferred revenue was $205 million as of December 31, 2020, an increase of $61 million, or 42%, from December 31, 2019. The increase in deferred revenue was primarily due to the deferral of revenue from members and season pass holders whose benefits were extended through 2021, partially offset by lower season pass and membership sales.

Balance Sheet and Liquidity

As of December 31, 2020, the company had cash on hand of $158 million and $460 million available under its revolving credit facility, net of $21 million of letters of credit, or total liquidity of $618 million. This compares to $673 million of liquidity as of September 30, 2020. The company’s net cash outflow was $56 million for fourth quarter 2020, or an average of $19 million per month, which was an improvement from the company’s prior guidance range of $25 to $30 million per month. The company’s cash flow benefitted from the sale of excess land in the fourth quarter 2020 for $8 million. For full year 2020, net cash outflow, excluding the net impact of financing raised, dividends paid, and pre-payment of debt, was $331 million, or an average of $28 million per month.

The company estimates that its net cash outflow in the first quarter of 2021 will be, on average, $53 to $58 million per month.3 The expected cash outflow is due in part to normal seasonality, as most of the company’s parks are closed during the first quarter and typically incur expenditures to ramp up for the spring season. In addition, in the first quarter of 2021, the company expects to incur incremental cash interest expense and to experience temporary pandemic-related limitations on park operations. The company is striving to become cash flow positive for the last nine months of 2021; however, this will be dependent upon all of the company’s parks opening and attendance levels continuing to normalize. The company is able to take additional measures or further modify park operations and park schedules to reduce cash outflows, if needed. At this time, the company believes it has sufficient liquidity to meet its cash obligations through the end of 2021 even if all its parks are unable to open. The company has no debt maturities until 2024.

For full year 2020, the company invested $98 million in new capital projects, net of property insurance recoveries, paid $22 million in dividends, and prepaid $51 million of its 4.875% notes due 2024. Net debt as of December 31, 2020, calculated as total reported debt of $2,623 million less cash and cash equivalents of $158 million, was $2,465 million.

On August 26, 2020, the company further amended its credit facility to, among other benefits, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2021. The company’s lenders also approved modified testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2022. Through the duration of the amendment period ending December 31, 2022, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

Transformation Plan Update

The company commenced a major transformation plan in March 2020 to reinvigorate long-term profit growth, which includes revenue and cost initiatives. The company is focused on improving and modernizing the guest experience through technology, continuously improving operational efficiency, and driving financial excellence.

As previously announced, executing the transformation will require one-time charges of approximately $70 million, of which $60 million will be cash and $10 million will be non-cash write-offs of ride assets. Approximately $35 million has been incurred through the end of 2020. The company expects the remaining charges to be incurred through the end of 2021. Approximately two-thirds of the investments in 2021 will be made on the company’s technology platform, mainly directed towards modernizing the guest experience, beginning with the implementation of a state-of-the-art Customer Relations Management system.

(Amounts in thousands)	Three Months Ended			Year Ended
	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Amounts included in “Other expense, net”
Consultant costs	$ 6,155	$ 12,145	$ 2,160	$ 20,460
Employee termination costs	—	1,555	2,807	4,362
Amounts included in “Loss on disposal of assets”
Ride / asset write-offs	—	9,351	403	9,754
Total transformation costs	$ 6,155	$ 23,051	$ 5,370	$ 34,576

As previously communicated, the company expects its transformation plan to generate an incremental $80 to $110 million in annual run-rate Adjusted EBITDA. The company expects to realize $30 to $35 million of benefits in 2021, independent of attendance levels, and to achieve the remaining benefits through incremental revenue opportunities and lower variable costs once the plan is fully implemented and the company is operating in a normal business environment. Relative to the mid-point of the company’s pre-pandemic guidance range of $450 million, this implies a new earnings baseline of $530 to $560 million once the plan is fully implemented and the company is operating in a normal business environment.4

Change in Reporting Calendar

As previously announced on December 28, 2020, the company elected to change the method of determining its fiscal quarters and fiscal years, such that each fiscal quarter (beginning with the fiscal quarter commencing January 1, 2021) shall consist of thirteen consecutive weeks ending on a Sunday5 and each fiscal year (beginning with the fiscal year commencing January 1, 2021) shall consist of 52 weeks or 53 weeks, as applicable, and shall end on the Sunday closest to December 31. The company made the change to align the company’s reporting calendar with how the company operates its business and to improve comparability across periods. A summary of the comparable reporting periods is set forth below.

	Q1	Q2	Q3	Q4
2019	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2019
2020	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2020
2021	January 1 – April 4	April 5 – July 4	July 5 – October 3	October 4 – January 2, 2022

The first quarter of 2021 will have four additional days compared to the first quarter of 2020; however, because the company’s parks were not operating in April 2020, this difference will not have a material effect on the comparability between periods.

Conference Call

At 7:00 a.m. Central Time today, February 24, 2021, the company will host a conference call to discuss its fourth quarter and full year 2020 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through March 3, 2021 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 2195816.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 59 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) our ability to continue to safely and profitably operate our parks, or reopen our parks that are temporarily closed, in accordance with local health and government guidelines, (ii) expectations regarding the scope and duration of pandemic-related limitations on park operations, (iii) estimates of our net cash outflow and incremental cash interest expense in the first quarter of 2021, (iv) our ability to be cash flow positive for the last nine months of 2021 and our ability to take additional measures or further modify park operations and park schedules to reduce cash outflows, (v) the adequacy of our preparations for or the sufficiency of our liquidity, (vi) expectations regarding future actions and initiatives to increase profitability, including expectations regarding the anticipated focus, timing, costs, benefits and results of our transformation plan, as well as our incremental annual run-rate Adjusted EBITDA and anticipated earnings baseline resulting from the plan, (vii) our ability to significantly improve our financial performance and the guest experience, and (viii) expectations regarding pent-up demand for outdoor entertainment, including for our parks. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including the novel coronavirus (COVID-19), or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; recall of food, toys and other retail products sold at our parks; accidents or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	Comparable operations in the third quarter exclude attendance from Six Flags Discovery Kingdom and Six Flags Great America, as these parks had modified operations with minimal attendance in the third quarter of 2020. Comparable operations in the fourth quarter are set forth in Schedule A of this release.
(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net (loss) income.

(3)	Projected net monthly cash outflow reflects the company’s current estimate of reduced revenues, ongoing park and operating costs, capital expenditures, contractual obligations of the company’s parks that are less than wholly-owned (Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta), federal and state income tax obligations, debt amortization and interest, including the most recent financing transactions, and the costs associated with the company’s transformation initiative, assuming limited operations at the parks currently open. The company’s ability to predict the impact of the COVID-19 global pandemic on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.
(4)	Information reconciling forward-looking Adjusted EBITDA to net (loss) income is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of Adjusted EBITDA to net (loss) income because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as depreciation, amortization and the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its Adjusted EBITDA outlook that it believes will be achieved; however, it cannot accurately predict all the components of the Adjusted EBITDA calculation.
(5)	When a fiscal year contains 53 weeks, approximately every 5 to 6 years, the fourth quarter of that fiscal year will contain 14 weeks.

Schedule A

Comparable Operations for Fourth Quarter 2020

Name of Park	City	Comparable Period[1]
Six Flags Over Texas	Arlington, TX	10/1 – 12/31
Six Flags Over Georgia	Austell, GA
Six Flags St. Louis	Eureka, MO
Six Flags Great Adventure[2]	Jackson, NJ
Six Flags America	Largo, MD
Frontier City	Oklahoma City, OK
Six Flags Fiesta Texas[3]	San Antonio, TX
Hurricane Harbor Oaxtepec	Oaxtepec, Mexico	10/3 – 12/13
Six Flags Mexico	Mexico City, Mexico	10/23 – 12/18
Holiday In The Park Lights Only – No Rides
Six Flags Magic Mountain	Valencia, CA	11/20 – 12/31
Six Flags New England	Agawam, MA	11/27 – 12/31
Six Flags Great America	Gurnee, IL	11/27 – 12/31
Six Flags Discovery Kingdom	Vallejo, CA	12/04 – 12/31

(1)	For the parks that were open in fourth quarter 2020, the comparable period denotes the period that parks had operations in both 2019 and 2020.
(2)	In addition to regular operations, Six Flags Great Adventure operated the drive-through safari through the Thanksgiving weekend and offered a drive-through Holiday in the Park Lights event on select evenings in December.
(3)	In addition to regular operations, Six Flags Fiesta Texas offered a drive-through Holiday in the Park Lights event on select evenings in December.

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Park admissions	$58,958	$144,530	$202,646	$815,782
Park food, merchandise and other	42,635	101,748	126,306	574,440
Sponsorship, international agreements and accommodations	7,009	14,722	27,623	97,361
Total revenues	108,602	261,000	356,575	1,487,583
Operating expenses (excluding depreciation and amortization shown separately below)	107,348	125,101	389,726	607,791
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	31,394	42,290	127,765	185,920
Costs of products sold	11,165	23,008	34,119	130,304
Other net periodic pension benefit	(2,205)	(1,038)	(5,190)	(4,186)
Depreciation	31,284	28,597	119,159	115,825
Amortization	6	600	1,014	2,405
Stock-based compensation	1,323	1,927	19,530	13,274
(Gain) loss on disposal of assets	(2,769)	(943)	7,689	2,162
Interest expense, net	38,127	27,046	154,723	113,302
Loss on debt extinguishment	—	253	6,106	6,484
Other expense, net	5,711	4,016	24,993	2,542
(Loss) income before income taxes	(112,782)	10,143	(523,059)	311,760
Income tax (benefit) expense	(27,014)	21,298	(140,967)	91,942
Net (loss) income	(85,768)	(11,155)	(382,092)	219,818
Less: Net income attributable to noncontrolling interests	—	—	(41,288)	(40,753)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(85,768)	$(11,155)	$(423,380)	$179,065

Weighted-average common shares outstanding:
Basic:	85,008	84,560	84,800	84,348
Diluted:	85,008	84,560	84,800	84,968

Net (loss) income per average common share outstanding:
Basic:	$(1.00)	$(0.13)	$(4.99)	$2.12
Diluted:	$(1.00)	$(0.13)	$(4.99)	$2.11

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$157,760	$174,179
Total assets	2,772,691	2,882,540

Deferred revenue	205,125	144,040
Current portion of long-term debt	—	8,000
Long-term debt	2,622,641	2,266,884

Redeemable noncontrolling interests	523,376	529,258

Total stockholders' deficit	(1,158,547)	(716,118)

Shares outstanding	85,076	84,634

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three months and year ended December 31, 2020 and December 31, 2019:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net (loss) income	$(85,768)	$(11,155)	$(382,092)	$219,818
Income tax (benefit) expense	(27,014)	21,298	(140,967)	91,942
Other expense, net (2)	5,711	4,016	24,993	2,542
Loss on debt extinguishment	—	253	6,106	6,484
Interest expense, net	38,127	27,046	154,723	113,302
(Gain) loss on disposal of assets	(2,769)	(943)	7,689	2,162
Amortization	6	600	1,014	2,405
Depreciation	31,284	28,597	119,159	115,825
Stock-based compensation	1,323	1,927	19,530	13,274
Modified EBITDA (3)	(39,100)	71,639	(189,845)	567,754
Third party interest in EBITDA of certain operations (4)	—	—	(41,288)	(40,753)
Adjusted EBITDA (3)	$(39,100)	$71,639	$(231,133)	$527,001

Weighted-average common shares outstanding	85,008	84,560	84,800	84,348

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three months and year ended December 31, 2020 and December 31, 2019:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash (used in) provided by operating activities	$(36,916)	$69,708	$(190,880)	$410,573
Changes in working capital	(48,542)	(25,673)	(175,938)	28,739
Interest expense, net	38,127	27,046	154,723	113,302
Income tax (benefit) expense	(27,014)	21,298	(140,967)	91,942
Amortization of debt issuance costs	(1,977)	(860)	(6,535)	(3,563)
Other expense, net	17,278	7,875	36,710	6,457
Interest accretion on notes payable	(276)	(322)	(1,157)	(1,310)
Changes in deferred income taxes	20,220	(27,433)	134,199	(78,386)
Third party interest in EBITDA of certain operations (4)	—	—	(41,288)	(40,753)
Capital expenditures, net of property insurance recovery	(7,918)	(18,151)	(98,364)	(140,176)
Cash paid for interest, net	(19,847)	(20,553)	(98,551)	(112,997)
Cash taxes (5)	(1,321)	(3,256)	(5,917)	(28,209)
Adjusted Free Cash Flow (6)	$(68,186)	$29,679	$(433,965)	$245,619

Weighted-average common shares outstanding - basic:	85,008	84,560	84,800	84,348

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense (income), net” include amounts related to our transformation initiative, including consulting costs of $2.2 million and $20.5 million and employee termination costs of $2.8 million and $4.4 million for the three and twelve months ended December 31, 2020, respectively. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business.
(3)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated (loss) income from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2020 and do not anticipate becoming a full cash taxpayer until 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.
(6)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.